                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant [  ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

                               KMART CORPORATION
                               -----------------
                (Name of Registrant as Specified In Its Charter)

                   KMART INDEPENDENT SHAREHOLDERS' COMMITTEE
                   -----------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies: .....

     2)   Aggregate number of securities to which transaction applies: ........

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction: ....................

     5)   Total fee paid: .....................................................

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: .............................................

     2)   Form, Schedule or Registration Statement No.: .......................

     3)   Filing Party: .......................................................

     4)   Date Filed: .........................................................
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                   KMART INDEPENDENT SHAREHOLDERS' COMMITTEE

                                           Contact:     William Patterson (IBT)
                                                        (202) 624-8100
                                                        Michael Zucker (UNITE)
                                                        (202) 785-6661

For Immediate Release:
----------------------

            KMART CORPORATION SHAREHOLDERS LAUNCH PROXY CONTEST TO
                 ELECT INDEPENDENT DIRECTOR, CHANGE GOVERNANCE
                             AT TROUBLED RETAILER

March 27, 1996--Washington, DC: The International Brotherhood of Teamsters (IBT) and the Union of Needletrades Industrial and Textile Employees (UNITE) announced today that they will conduct an independent proxy solicitation to elect Stephen Hester as a director and pass a series of resolutions designed to make the board of directors more accountable and to increase shareholder value.

The shareholder proposals will request that the Board of Directors take the following actions:

        .       Hold annual board elections for all directors through the
                elimination of classified director terms.
        .       Eliminate the non-employee directors' retirement plan.
        .       Undertake a formal study to review all options for restoring
                Kmart share value, including a sale or merger of the Company.

Last year approximately 59% of Kmart shareholders voting approved a resolution requesting the elimination of the Company's classified board of directors.

"We believe the existing board of Kmart has run the company into the ground. Shareholders have been disappointed in the company's performance for years. Earnings continue to decline as the company loses market share to Wal-Mart. We believe shareholders will support our initiative because it represents an opportunity to establish a truly independent voice on the Company's board who will immediately address shareholder concerns about long term value at Kmart," said William Patterson, director of corporate affairs for the IBT.

"Stephen Hester would be an excellent addition to Kmart's board. He's a first rate attorney, has turnaround experience, and through his work designing employee stock ownership plans, has an excellent understanding of the impact employee morale and productivity can have on shareholder value," said Michael Zucker, director of corporate and financial affairs at UNITE. "Shareholders have waited long enough for the company's performance to improve. We are very concerned about the long term prospects for Kmart, despite changes in the executive suite. We believe more drastic steps must be taken if the company is to ever offer a decent return to shareholders," Zucker added.

Mr. Hester has served on the boards of a number of public and private companies including Northwestern Steel and Wire Company. Mr. Hester currently is the trustee of a trust of the $1.2 billion Northwestern Airlines Employee Stock Plan. He will be addressing a meeting of the Council of Institutional Investors next Monday, April 1st at 2:00 p.m. in Washington, DC.

                                     -30-

The following employees of UNITE and IBT may be deemed to be "participants" in this solicitation under Item 4 of Reg. Sec. 240.14a-101 of the Proxy Rules:
Michael R. Zucker, Director of Corporate and Financial Affairs of UNITE, and Hilary Johnson, Project Manager at UNITE, at 2100 L Street, N.W., Washington, D.C., 20037; and William Patterson, Director of Corporate Affairs of IBT, and Bartlett Naylor, Economist at IBT, at 25 Louisiana Avenue, N.W., Washington, D.C. 20001. Mr. Patterson is the record owner of 6 shares of Common Stock of the Company. Mr. Naylor is the beneficial owner of 200 shares of Common Stock of the Company held in street name.